UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
PRINTRONIX, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	95-2903992 (IRS Employer Identification No.)

14600 Myford Road, P.O. Box 19559, Irvine, California (Address of principal executive offices)	92623 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Common Share Purchase Rights (Title of Class)	NASDAQ (Name of Exchange)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐	In this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒
Securities Act registration statement file number to which this form relates: None
Securities to be registered pursuant to Section 12(g) of the Act: None

TABLE OF CONTENTS

AMENDMENT NO. 1 to FORM 8-A
Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
SIGNATURE
AMENDMENT NO. 1 to FORM 8-A
This Amendment No. 1 amends and supplements the Registration Statement on Form 8-A (the “Form 8-A”) initially filed with the Securities and Exchange Commission on April 7, 1999 by Printronix, Inc., a Delaware corporation (the “Company”), as set forth below.
Item 1. Description of Registrant’s Securities to be Registered.
     The Company announced that it has entered into an Agreement and Plan of Merger, dated as of October 1, 2007 (the “Merger Agreement”), with Pioneer Holding Corp., a Delaware corporation (“Parent”), and Pioneer Sub Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Co”), pursuant to which Merger Co will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation.
     Immediately prior to the execution of the Merger Agreement, the Company and Mellon Investor Services LLC, a New Jersey limited liability company, successor to ChaseMellon Shareholder Services, L.L.C. (the “Rights Agent”), entered into an amendment (the “Rights Agreement Amendment”) to the Amended and Restated Rights Agreement dated as of April 7, 1999 (the “Rights Agreement”), which provides that neither the execution of the Merger Agreement nor the consummation of the Merger will trigger the provisions of the Rights Agreement.
     In particular, the Rights Agreement Amendment provides that neither Parent, Merger Co nor any of their affiliates (the “Exempted Persons”) shall be deemed to be an “Acquiring Person,” and neither a “Distribution Date”, a “Shares Acquisition Date” nor a “Triggering Event” shall be deemed to have occurred, in each case solely by virtue of or as a result of (i) the approval, execution and delivery of the Merger Agreement and certain related agreements, (ii) the announcement of the Merger Agreement or the Merger, or (iii) the consummation of any transactions contemplated by the Merger Agreement. The Rights Agreement Amendment also redefines “Expiration Date” to include a potential earlier date and time at which the Merger becomes effective. The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment, which is filed as an exhibit hereto, and is incorporated herein by reference.
Item 2. Exhibits.

Exhibit
Number	Description of Exhibits
1	Amendment No. 1, dated as of October 1, 2007, to Amended and Restated Rights Agreement dated as of April 7, 1999 between Printronix, Inc. and Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent and successor-in-interest to ChaseMellon Shareholder Services, L.L.C. (incorporated by reference to the Company’s Current Report on Form 8-K filed on October 2, 2007).

C-2

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PRINTRONIX, INC.
Dated: October 2, 2007	By:	/S/ George L. Harwood
George L. Harwood, Senior Vice
President, Finance & IT, Chief Financial Officer and Secretary

C-3